Exhibit 23.2
Consent of Independent Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the RPM International Inc. 2007 Restricted Stock Plan of our report dated July 7, 2005 (except as to Note K of the Annual Report on Form 10-K for the year ended May 31, 2005, with respect to which our report is dated as of July 22, 2005), with respect to the consolidated financial statements of RPM International Inc. included in the Annual Report on Form 10-K for the year ended May 31, 2006, and our report on the Financial Statement Schedule which appears in such Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ Ciulla, Smith & Dale, LLP Ciulla, Smith & Dale, LLP
Cleveland, Ohio
January 10, 2007